Exhibit 10.1

TD AMERITRADE HOLDING CORPORATION

FREDRIC J. TOMCZYK EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is entered into effective as of October 1, 2013, by and between TD Ameritrade Holding Corporation (the “Company”) and Fredric J. Tomczyk (“Executive”).

1. Duties and Scope of Employment.

(a) Positions and Duties. As of the Effective Date, Executive will continue to serve as President and Chief Executive Officer (“CEO”) of the Company. Executive will render such business and professional services in the performance of Executive’s duties, consistent with Executive’s position within the Company, as will reasonably be assigned to Executive by the Company’s Board of Directors (the “Board”). In addition, while Executive remains CEO, Executive agrees to serve, without additional compensation, as an officer and director for each of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company. The period of Executive’s employment under this Agreement is referred to herein as the “Employment Term.”

(b) Re-appointment as CEO. Notwithstanding the foregoing (and without limitation of the provisions of Section 2), Executive’s continued role as the Company’s CEO during the Employment Term is subject to the Board re-appointing Executive as CEO on an annual basis by the approval of at least two-thirds (2/3) of the directors then serving on the Board in accordance with the requirements set forth in the Amended and Restated By-laws of the Company. However, as described in this Agreement, Executive may be entitled to severance and other benefits in certain circumstances relating to the Board’s failure to re-appoint Executive as CEO.

(c) Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the applicable committee of the Board; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.

2. At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the option either of the Company or Executive. However, as described in this Agreement, Executive may be entitled to severance and other benefits depending upon the circumstances of Executive’s termination of employment.

3. Term of Agreement. This Agreement will remain in effect for a period of four (4) years following the Effective Date.

4. Compensation and Benefits.

(a) Base Salary. Subject to periodic review by the Board, the Company will pay Executive an annual base salary (the “Base Salary”) in an amount equal to $900,000 as compensation for his services. The Base Salary will be paid periodically in accordance with the Company’s normal payroll practices and be subject to the usual, required withholdings.

(b) Annual Bonus.

(i) Bonus Opportunity. With respect to each full fiscal year during the Employment Term, Executive will be eligible to participate in the Ameritrade Holding Corporation Management Incentive Plan (“MIP”) (or any successor to the MIP), pursuant to which Executive will be eligible to earn an annual incentive bonus (the “Annual Bonus”) subject to the achievement of applicable performance criteria established by the H.R. and Compensation Committee of the Board (the “Compensation Committee”), in its sole discretion, and the terms and conditions set forth in the MIP. Executive’s targeted Annual Bonus opportunity under the MIP will be $5,600,000.

(ii) Actual Annual Bonus Payout. The actual payout of the Annual Bonus under the MIP, if any, will be made, subject to the terms and conditions of the MIP. Thirty percent (30%) of any actual payout amount will be in the form of a lump sum cash payment, and the remaining seventy percent (70%) of the actual payout amount will be in the form of equity awards covering shares of common stock of the Company (“Shares”) granted under the TD Ameritrade Holding Corporation Long-Term Incentive Plan (or under any successor to the LTIP) (the “LTIP”) in accordance with the terms set forth in the LTIP and the applicable award agreement thereunder. The number of Shares subject to any equity awards will be determined in accordance with the Company’s customary procedure as applied to similarly situated executives participating in the MIP. Any equity awards will be subject to the terms and conditions (including, for example, vesting based on continued service) as determined by the Compensation Committee, in its sole discretion. (The allocation of the actual Annual Bonus payout between cash payment and an equity award grant is referred to as the “Allocation.”) The following example illustrates the determination of the actual Annual Bonus payout, as described above.

(1) Example. Assume that upon completion of a full fiscal year during the Employment Term, the Compensation Committee determines that the performance criteria under the MIP applicable to the fiscal year was achieved at target levels so that Executive will become entitled to receive an Annual Bonus payout in an amount equal to $5,600,000. Thirty percent (30%), or $1,680,000, of the Annual Bonus will be paid in a lump sum cash payment and seventy percent (70%), or $3,920,000, of the Annual Bonus will be paid in the form of a restricted stock unit award. Assume that the number of Shares subject to the equity awards is determined by dividing (i) the cash amount of the actual Annual Bonus payout that will be paid in the form of equity awards by (ii) the average price of a Share during the most recent twenty (20) days on which Shares were traded on the New York Stock Exchange immediately prior to the equity award’s date of grant, with the Share price on each applicable day determined as the average of the highest and lowest trading prices during the applicable day. (This average 20-day Share price is referred to as the “Average Share Price”). Assume further that as of the restricted stock unit award’s grant date, the Average Share Price is $25 per Share. The number of Shares subject to the restricted stock unit award will be 156,800 Shares, or $3,920,000 / $25. At the time that the restricted stock unit award is granted, the Compensation Committee also requires that the award will vest three (3) years from the award’s grant date, subject to continued employment with the Company through the vesting date. As a result, Executive must remain continuously employed with the Company for three (3) years after the award’s grant date in order to vest in the Shares subject to the award.

(c) Employee Benefits. During the Employment Term, Executive will be eligible to participate in all Company employee benefit plans, policies and arrangements that are applicable to other executive officers of the Company, subject to the terms and conditions thereof, and as such plans, policies and arrangements may exist from time to time. In addition, during the Employment Term, Executive will be eligible to receive the following benefits:

(i) Airplane Travel. When traveling on Company-related business, Executive will be entitled to fly on private aircraft, at the sole expense of the Company.

(ii) Car Service. The Company will provide Company-paid car service transportation to and from work and when traveling by ground transportation for Company-related business; provided, however, that to the extent such transportation benefits are considered taxable income to Executive, Executive will be solely responsible for any taxes payable with respect to such income and the Company will not provide any reimbursement to Executive with respect to such income or taxes.

(d) Expense Reimbursement. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.

5. Disability. In the event of Executive’s Disability and while Executive remains employed with the Company, subject to Sections 7(b) through 7(f), Section 8 and Section 9(c) and all applicable withholdings, Executive will receive:

(a) Accelerated Vesting of Options. 100% accelerated vesting of Executive’s then-outstanding options to purchase Shares as of the date of Executive’s Disability;

(b) Continued Vesting of Other Equity Awards. Continued eligibility to vest in Executive’s then-outstanding equity awards covering Shares (“Equity Awards”), other than options (which will vest fully in accordance with subsection (a) above), subject to actual achievement of the applicable performance criteria, if any; and

(c) Post-termination Exercisability Extension. Each of Executive’s then-outstanding options to purchase Shares, including but not limited to those options that have vested fully pursuant to subsection (a) above, will continue to be exercisable through the expiration of its maximum term as specified in the applicable stock option agreement, even if Executive subsequently terminates employment with the Company.

6. Termination of Employment.

(a) General. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to:

(i) Unpaid Base Salary accrued up to the effective date of termination;

(ii) Unpaid, but earned and accrued Annual Bonus for any completed fiscal year as of his termination of employment;

(iii) Pay for accrued but unused vacation that the Company is legally obligated to pay Executive;

(iv) Benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive;

(v) Unreimbursed business expenses required to be reimbursed to Executive;

(vi) Rights to indemnification Executive may have under the Company’s Articles of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable;

(vii) Reimbursement of reasonable moving expenses incurred by Executive to relocate Executive and Executive’s dependents to Canada following Executive’s termination of employment, provided that such expenses must be incurred no later than the last day of the second (2nd) calendar year after Executive’s employment termination and reimbursements will be made no later than the last day of the third (3rd) calendar year after Executive’s employment termination; and

(viii) With respect to Executive’s tax year in which Executive relocates to Canada following Executive’s employment termination, the Company will reimburse Executive for reasonable personal tax preparation costs paid by Executive with respect to such year, provided that the expenses must be incurred no later than the last day of the second (2nd) calendar year after Executive’s employment termination and reimbursements will be made no later than the last day of the third (3rd) calendar year after Executive’s employment termination.

In addition, if the termination occurs in accordance with Sections 6(b) through 6(e), Executive will be entitled to the amounts and benefits specified therein.

(b) Voluntary Retirement. In the event of Executive’s resignation due to his voluntary retirement during the Employment Term, Executive agrees that he will provide the

Company with no less than sixty (60) days’ prior written notice of his resignation (or written notice as soon as reasonably practicable if Executive’s voluntary retirement occurs as a result of an unexpected health reason). If, during the Employment Term, Executive provides the appropriate written notice set forth above and resigns due to his voluntary retirement, then, subject to Sections 7 and 8, the requirement to delay certain payments in Section 9(c), and all applicable withholdings, Executive will receive:

(i) Prorated Bonus. The Annual Bonus, if any, that Executive otherwise would have received had Executive remained employed with the Company through the end of the then-current fiscal year and subject to actual achievement of the applicable performance criteria and other terms and conditions of the MIP, prorated by multiplying the amount of the actual Annual Bonus payout, if any, by a fraction, with (1) the numerator equal to the number of full weeks between the start of the then-current fiscal year and the date of Executive’s employment termination, and (2) the denominator equal to fifty-two (52) weeks (the “Prorated Amount”). The Prorated Amount will be paid in accordance with the Allocation (i.e., 30% as a lump sum cash payment and 70% as an equity award grant under and pursuant to the terms of the LTIP) except that the equity award will be fully vested as of the date of grant. However, in the event that the equity award cannot be granted to Executive due to Executive’s employment termination and the terms of the LTIP, then in lieu of providing the Prorated Amount in a combination of lump sum cash payment and equity award grant, Executive will receive the Prorated Amount solely and entirely in the form of a lump sum cash payment under the MIP. (The payment in cash or a combination of cash and the equity award grant described in this Section 6(b)(i) is referred to as the “Prorated Bonus”);

(ii) Equity Awards.

(1) Acceleration of Time-based Awards. Effective as of immediately prior to Executive’s termination of employment, 100% accelerated vesting of Executive’s then-outstanding Equity Awards that are subject to time-based vesting (that is, vesting subject to Executive’s continued service with the Company) but that are not subject to performance-based vesting (the “Time-based Awards”); and

(2) Post-termination Exercisability Extension. Each of Executive’s vested and then-outstanding options to purchase Shares will remain exercisable through the expiration of its maximum term as specified in the applicable stock option agreement (the “Extended Exercisability”).

(c) Termination Without Cause; Resignation for Good Reason. If (x) Executive’s employment is terminated by the Company without Cause and other than due to Executive’s death or Disability, or (y) Executive resigns for Good Reason and other than due to Executive’s voluntary retirement, then, subject to Sections 7 and 8, the requirement to delay certain payments in Section 9(c), and all applicable withholdings, Executive will receive:

(i) Cash Severance.

(1) If Executive’s employment termination occurs after the Effective Date but on or prior to the second (2nd) anniversary of the Effective Date (the “Second Anniversary Date”), cash severance in an aggregate amount equal to $5,160,000; or

(2) If Executive’s employment termination occurs after the Second Anniversary Date but on or prior to the fourth (4th) anniversary of the Effective Date, cash severance in an aggregate amount equal to: (1) $5,160,000, minus (2) the product of $215,000 multiplied by the number of full months that Executive remained employed with the Company after the Second Anniversary Date (provided, however, that in no event will the severance amount be reduced to an amount less than $0);

in each case, payable in equal installments over a period of two (2) years following the date of Executive’s employment termination, in accordance with the Company’s normal payroll policies;

(ii) Prorated Bonus. A lump sum cash payment equal to the portion of the Prorated Bonus, if any, that is payable to Executive in the form of cash under the MIP in accordance with the Allocation (i.e., 30% of the Prorated Amount); and

(iii) Equity Awards.

(1) Acceleration of Time-based Awards. Effective as of immediately prior to Executive’s termination of employment, 100% accelerated vesting of Executive’s then-outstanding Time-based Awards; and

(2) Post-termination Exercisability Extension. The Extended Exercisability of Executive’s vested and then-outstanding options to purchase Shares.

(d) Termination Due to Death or Disability. In the event of a termination of Executive’s employment during the Employment Term due to Executive’s death or Disability, then, subject to Sections 7, 8 and 9(c) and all applicable withholdings, Executive, or Executive’s estate as applicable, will be entitled to receive:

(i) Prorated Bonus. The Prorated Bonus, if any, provided that for purposes of the proration calculation in determining the Prorated Amount, Executive’s employment with the Company will be deemed to have terminated on the date that Executive’s active employment with the Company terminates;

(ii) Equity Awards.

(1) Acceleration of All Awards. Effective as of immediately prior to Executive’s termination of employment, 100% accelerated vesting of all of Executive’s then-outstanding Equity Awards; and

(2) Post-termination Exercisability Extension. The Extended Exercisability of Executive’s vested and then-outstanding options to purchase Shares.

(e) Termination Upon Agreement Expiration. If Executive’s employment terminates as a result of the expiration of the Employment Term and not due to Cause or Executive’s death or Disability, then, subject to Sections 7 and 8, the requirement to delay certain payments in Section 9(c), and all applicable withholdings, Executive will receive:

(i) Notice. No less than sixty (60) days’ written confirmation from the Company of its intention not to renew or extend the Agreement;

(ii) Prorated Bonus. The Prorated Bonus, if any; and

(iii) Equity Awards.

(1) Acceleration of Time-based Awards. Effective as of immediately prior to Executive’s termination of employment, 100% accelerated vesting of Executive’s Time-based Awards; and

(2) Post-termination Exercisability Extension. The Extended Exercisability of Executive’s vested and then-outstanding options to purchase Shares.

7. Conditions to Receipt of Benefits.

(a) Release of Claims.

(i) Execution of Release of Claims. The receipt of any severance and other benefits pursuant to Sections 6(b) through 6(e) (the “Benefits”) will be subject to Executive signing and not revoking a separation and release of claims agreement in substantially the form attached as Exhibit A, but with any appropriate reasonable modifications, reflecting changes in applicable law, as is necessary to provide the Company with the protection it would have if the release were executed as of the Effective Date (the “Release”). The Release must become effective and irrevocable no later than sixty (60) days following Executive’s termination of employment with the Company (the “Release Deadline Date”). The Company agrees that it will execute and deliver to Executive said Release no later than eight (8) days after it receives a copy of such agreement executed by Executive. Company agrees that it will be bound by such Release and that same will become effective from and after the “Effective Date” thereof (as defined in Section 28 of such Release), even if Company fails or refuses to execute and deliver same to Executive.

(ii) Payment of Benefits. If the Release does not become effective and irrevocable by the Release Deadline Date, Executive will forfeit any right to the Benefits under this Agreement. In no event will the Benefits be paid or provided until the Release becomes effective and irrevocable. The receipt of any Benefits also will be subject to, during the Employment Term and the Restricted Period, Executive complying with the non-solicitation and non-competition requirements of Section 7(b) and share ownership requirements of Section 7(d). Provided that the Release becomes effective and irrevocable by the Release Deadline Date, the Benefits will be paid on, or in the case of installments, will commence on, the sixtieth (60th) day following Executive’s termination of employment with the Company, and any Benefits otherwise payable to Executive during the sixty (60) day period immediately following Executive’s termination of employment with the Company will be paid in a lump sum to Executive on the sixtieth (60th) day following Executive’s termination of employment with the Company, with any remaining payments to be made as provided in this Agreement. Provided, however, that subject to the Release becoming effective and irrevocable by the Release Deadline Date, with respect to any Prorated Bonus that Executive may be entitled to receive under this Agreement, such payments or benefits will be provided in accordance with the time or times set forth in the applicable plan and/or award agreement following actual achievement of the applicable performance criteria (for example, at the same time or times as other participants receive the same bonuses or vesting of equity awards), but not earlier than the sixtieth (60th) day following the date of Executive’s employment termination with the Company. For purposes of this Agreement, any reference to Executive’s termination of employment with the Company will mean a separation from service within the meaning of Section 409A of the Code.

(b) Non-solicitation and Non-competition.

(i) During the Employment Term and the Restricted Period, Executive will not (without the written consent of the Board) engage or participate in any business within any state in the United States, or any province in Canada, or any other country or territory in North America, as an owner, partner, stockholder, holder of any other equity interest, or financially as an investor or lender, or in any capacity calling for the rendition of personal services or acts of management, operation or control, which business is acting principally as a financial brokerage and/or engaging principally in wealth advisory services (collectively a “Competitive Business”). Provided that this restriction will not restrict Executive from consulting with a business, firm, corporation, partnership or other entity that owns or operates a brokerage, provided that (i) the brokerage business is de minimis as compared to its core business in terms of revenue and/or resources, and (ii) Executive’s involvement with the company excludes, directly or indirectly, the brokerage business during the Restricted Period. Notwithstanding the foregoing, Executive may own securities of a Competitive Business so long as the securities of such corporation or other entity are listed on a national securities exchange or on the NASDAQ Global Market and the securities owned directly or indirectly by Executive do not represent more than 2% of the outstanding securities of such corporation or other entity;

(ii) During the Restricted Period, neither Executive, nor any business in which Executive may engage or participate in, will directly or indirectly, (A) knowingly induce any customer or vendor of the Company or of corporations or businesses which directly or indirectly are controlled by the Company (collectively, the “Affiliates”) to patronize any Competitive Business; (B) knowingly request or advise any customer or vendor to withdraw, curtail or cancel such customer’s or vendor’s business with the Company or any of its Affiliates; or (C) compete with the Company or any of its Affiliates in merging with or acquiring any other company or business (whether by a purchase of stock or other equity interests, or a purchase of assets or otherwise) which is a Competitive Business;

(iii) In the event that Executive does not comply with the non-competition requirements of Sections 7(b)(i) and 7(b)(ii) above, Executive permanently and irrevocably will forfeit any and all benefits under any supplemental, non-qualified pension plan sponsored by The Toronto-Dominion Bank (the “Pension Plan”), a previous employer of Executive (the “Pension Plan Benefits”) which he otherwise may be entitled to receive. Executive and the Company agree to execute any documents required to provide for Executive’s forfeiture of the Pension Plan Benefits in the event Executive fails to comply with the non-competition requirements under Sections 7(b)(i) and 7(b)(ii) of this Agreement. For the avoidance of doubt, if Executive complies with the non-competition requirements of Sections 7(b)(i) and 7(b)(ii) during the Restricted Period, this Agreement will have no effect on the Pension Plan Benefits and Executive will be entitled to his full Pension Plan Benefits for all periods of time, subject to the terms and conditions of the Pension Plan (including but not limited to any temporary suspensions or forfeitures of, and any other restrictions on, the Pension Plan Benefits in connection with Executive’s obligations or other requirements, as set forth in the Pension Plan).

(iv) During the Restricted Period, neither Executive nor any business in which Executive may engage or participate in will (A) knowingly hire, solicit for hire or attempt to hire any employee of the Company or any of its Affiliates, or (B) encourage any employee of the Company or any of its Affiliates to terminate such employment. For purposes of this Agreement, “employee” means current employees as well as anyone employed by the Company or any of its Affiliates within the prior six (6) months from Executive’s date of termination; provided, however, that this provision will not preclude any business in which Executive may engage or participate in from soliciting any such employee by means of or hiring any such employee who responds to a public announcement placed by the business as long as Executive otherwise complies with subsections (A) and (B) above; and

(v) In the event that any of the provisions of this Section should ever be deemed to exceed the time, geographic or occupational limitations permitted by applicable laws, then such provisions will and are hereby reformed to the maximum time, geographic or occupational limitations permitted by applicable law.

(c) Nondisparagement. During the Employment Term and Restricted Period, Executive will not knowingly disparage, criticize, or otherwise make any derogatory statements regarding the Company, its directors, or its officers. The Company will instruct its officers and directors not to knowingly disparage, criticize, or otherwise make any derogatory statements regarding Executive during the Employment Term and Restricted Period. Notwithstanding the foregoing, nothing contained in this Agreement will be deemed to restrict Executive, the Company or any of the Company’s current or former officers and/or directors from providing information to any governmental or regulatory agency (or in any way limit the content of any such information) to the extent they are requested or required to provide such information pursuant to applicable law or regulation.

(d) Share Ownership Requirement. At all times during the Employment Term and Restricted Period, Executive will maintain ownership of Shares with an aggregate value equal to or greater than the product of (i) Executive’s Base Salary as then in effect during the Employment Term or, during the Restricted Period, as in effect on the first day of the calendar year in which Executive’s employment termination occurs, multiplied by (ii) ten (10). If, during the Employment Term and Restricted Period, Executive becomes noncompliant with the Share ownership requirements of this Section 7(d), then the Company will provide Executive with written notice of Executive’s failure to comply and Executive will have a cure period of sixty (60) days following the date of the notice during which Executive will be required to come into compliance with the Share ownership requirements. For the avoidance of doubt, during the Restricted Period, Executive’s obligation to own Shares will be limited to the number of Shares calculated as A times B, divided by C. For this purpose, “A” equals Executive’s Base Salary as in effect on the first day of the calendar year in which Executive’s employment termination occurs, “B” equals ten (10), and “C” equals the closing per share price of a Share on the New York Stock Exchange on the first day of the calendar year in which Executive’s employment termination occurs.

(e) Other Requirements. Executive’s receipt of benefits pursuant to Section 5 will be subject to Executive complying with the terms and provisions of Sections 7(b) through 7(f) and 8. Executive’s initial receipt of the Benefits and/or the receipt of continued Benefits payments pursuant to Section 6 will be subject to Executive complying with the terms and provisions of Sections 7 and 8. Executive will not be obligated to comply with Section 7 of this Agreement while the Company is in material default of its payment and reimbursement obligations under Sections 5, 6, 9(b) or 11 of this Agreement. Notwithstanding the foregoing, the Company will not be considered to be in default of its payments and reimbursement obligations unless Executive provides written notice to the Board setting forth his reasons why he believes the Company is in default and giving the Company fifteen (15) days to cure such default, if any.

(f) No Duty to Mitigate. Executive will not be required to mitigate the amount of any payment or consideration contemplated by this Agreement, nor will any earnings that Executive may receive from any other source reduce any such payment or consideration.

8. Confidential Information and Intellectual Property.

(a) Except as may be required by law, or except to the extent required to perform Executive’s duties and responsibilities hereunder, Executive will keep secret and confidential indefinitely all non-public confidential information (including, without limitation, information regarding cost of new accounts, activity rates of different market niche customers, advertising results, technology (hardware and software), architecture, discoveries, processes, algorithms, maskworks, strategies, intellectual properties, customer lists and other customer information) concerning any of the Company and its affiliates which was acquired by or disclosed to Executive during the course of Executive’s employment with the Company (“Confidential Information”) and not use in any manner or disclose the same, either directly or indirectly, to any other person, firm or business entity.

(b) At the end of the Employment Term (whether by expiration or termination) or at the Company’s earlier request, Executive will promptly return to the Company any and all records, documents, physical property, information, computer disks, drives or other materials relative to the business of any of the Company and its affiliates obtained by Executive during the course of his employment with the Company and not keep any copies thereof.

(c) Executive acknowledges and agrees that all right, title and interest in inventions, discoveries, improvements, trade secrets, developments, processes and procedures made by Executive, in whole or in part, or conceived by Executive either alone or with others, when employed by the Company, including such of the foregoing items conceived during the course of employment which are developed or perfected after Executive’s termination of employment, are owned by the Company (“Company IP”). Executive assigns any and all right, title and interest he may have to Company IP to the Company and will promptly assist the Company or its designee, at the Company’s expense, to obtain patents, trademarks, copyrights and service marks concerning Company IP made by Executive and Executive will promptly execute all reasonable documents prepared by the Company or its designee and take all other reasonable actions which are necessary or appropriate to secure to the Company and its affiliates the benefits of Company IP. Such patents, trademarks, copyrights and service marks will at all times be the property of the Company and its affiliates. Executive promptly will keep the Company informed of, and promptly will execute such assignments prepared by the Company or its designee as may be necessary to transfer to the Company or its affiliates the benefits of, any Company IP.

(d) To the extent that any court or agency seeks to require Executive to disclose Confidential Information, Executive promptly will inform the Company and take reasonable steps to endeavor to prevent the disclosure of Confidential Information until the Company has been informed of such requested disclosure, and the Company has an opportunity to respond to such court or agency. To the extent Executive obtains information on behalf of the Company or any of its affiliates that may be subject to attorney-client privilege as to the Company’s attorneys, Executive will promptly inform the Company and take reasonable steps to endeavor to maintain the confidentiality of such information and to preserve such privilege.

(e) Confidential Information does not include information already in the public domain or information which has been released to the public by the Company. Nothing in this Section 8 will be construed so as to prevent Executive from using, in connection with his employment for himself or an employer other than the Company, knowledge which was acquired by him during the course of his employment with the Company and which is generally known to persons of his experience in other companies in the same industry. Subject to Section 8(d), Executive will be permitted to disclose Confidential Information if required by a subpoena or court or administrative order.

(f) The receipt of any benefits under Section 5 or any Benefits will be subject to Executive complying with the terms of this Section 8.

9. Taxes.

(a) Tax Withholding. All payments made pursuant to this Agreement will be subject to all applicable withholdings.

(b) Section 280G Excise Taxes. In the event that the benefits provided for in this Agreement constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then Executive’s severance and other benefits payable under the terms of this Agreement will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such severance and other benefits being subject to the Excise Tax, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the Excise Tax, results in the receipt by Executive on an after-tax basis, of the greatest amount of severance and other benefits, notwithstanding that all or some portion of such severance and other benefits may be taxable under Section 4999 of the Code. If a reduction in severance and other benefits constituting “parachute payments” is necessary so that benefits are delivered to a lesser extent, reduction will occur in the following order: (1) reduction of cash payments; (2) cancellation of awards granted “contingent on a change in ownership or control” (within the meaning of Section 280G of the Code), (3) cancellation of accelerated vesting of equity awards; and (4) reduction of employee benefits. In the event that acceleration of vesting of equity award compensation is to be reduced, such acceleration of vesting will be cancelled in the reverse order of the date of grant of Executive’s equity awards. In no event will Executive have any discretion with respect to the ordering of payment reductions. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 9(b) will be made in writing by a nationally recognized firm of independent public accountants selected by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 9(b), the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 9(b). The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 9(b).

(c) Section 409A.

(i) Notwithstanding anything in this Agreement to the contrary, no severance pay or benefits to be paid or provided to Executive, if any, pursuant to this Agreement that, when considered together with any other severance payments or separation benefits, are considered deferred compensation under Section 409A of the Code, and the final regulations and any guidance promulgated thereunder (“Section 409A”) (together, the “Deferred Payments”) will be paid or otherwise provided until Executive has a “separation from service” within the meaning of Section 409A. Similarly, no severance payable to Executive, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Executive has a “separation from service” within the meaning of Section 409A.

(ii) It is intended that none of the severance payments under this Agreement will constitute Deferred Payments but rather will be exempt from Section 409A as a payment that would fall within the “short-term deferral period” as described in Section 9(c)(iv) below or resulting from an involuntary separation from service as described in Section 9(c)(v) below. In no event will Executive have discretion to determine the taxable year of payment of any Deferred Payment. Any severance payments under this Agreement that would be considered Deferred Payments will be paid on the Release Deadline Date, or if later, such time as required by Section 9(c)(iii).

(iii) Notwithstanding anything to the contrary in this Agreement, if Executive is a “specified employee” within the meaning of Section 409A at the time of Executive’s separation from service (other than due to death), then the Deferred Payments, if any, that are payable within the first six (6) months following Executive’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Executive’s separation from service. All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, in the event of Executive’s death following Executive’s separation from service, but before the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Executive’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit. Each payment and benefit payable under this Agreement is intended to constitute a separate payment under Section 1.409A-2(b)(2) of the Treasury Regulations.

(iv) Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute Deferred Payments for purposes of clause (i) above.

(v) Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the Section 409A Limit (as defined below) will not constitute Deferred Payments for purposes of clause (i) above.

(vi) Reimbursement benefits provided under Sections 6(a)(vii) and (viii) are intended to be exempt from the requirements of Section 409A or are intended to comply with the “limited payment” and/or “reasonable moving expense” exceptions in Treasury Regulation Sections 1.409A-1(b)(9)(v)(A) and 1.409A-1(b)(9)(v)(C) – (E) such that they do not provide for the impermissible deferral of any compensation.

(vii) The foregoing provisions are intended to comply with or be exempt from the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply or be exempt. The Company and Executive agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any additional tax or income recognition before actual payment to Executive under Section 409A. In no event will the Company reimburse Executive for any taxes that may be imposed on Executive as result of Section 409A.

10. Definitions.

(a) Cause. For purposes of this Agreement, “Cause” will mean:

(i) Executive’s willful and continued failure to perform the duties and responsibilities of his or her position after there has been delivered to Executive a written demand for performance from the Board which describes the basis for the Board’s belief that Executive has not substantially performed his or her duties and provides Executive with thirty (30) days to take corrective action;

(ii) Any act of personal dishonesty taken by Executive in connection with his or her responsibilities as an employee of the Company with the intention or reasonable expectation that such action may result in the substantial personal enrichment of Executive;

(iii) Executive’s conviction of, or plea of nolo contendere to, a felony that the Board reasonably believes has had or will have a material detrimental effect on the Company’s reputation or business;

(iv) A breach of any fiduciary duty owed to the Company by Executive that has a material detrimental effect on the Company’s reputation or business;

(v) Executive being found liable in any Securities and Exchange Commission or other civil or criminal securities law action or entering any cease and desist order with respect to such action (regardless of whether or not Executive admits or denies liability);

(vi) Executive (A) obstructing or impeding; (B) endeavoring to influence, obstruct or impede, or (C) failing to materially cooperate with, any investigation authorized by the Board or any governmental or self-regulatory entity (an “Investigation”). However, Executive’s failure to waive attorney-client privilege relating to communications with Executive’s own attorney in connection with an Investigation will not constitute “Cause”; or

(vii) Executive’s disqualification or bar by any governmental or self-regulatory authority from serving in the capacity contemplated by this Agreement or Executive’s loss of any governmental or self-regulatory license that is reasonably necessary for Executive to perform his or her responsibilities to the Company under this Agreement, if (A) the disqualification, bar or loss continues for more than thirty (30) days, and (B) during that period the Company uses its good faith efforts to cause the disqualification or bar to be lifted or the license replaced. While any disqualification, bar or loss continues during Executive’s employment, Executive will serve in the capacity contemplated by this Agreement to whatever extent legally permissible and, if Executive’s employment is not permissible, Executive will be placed on leave (which will be paid to the extent legally permissible).

(b) Disability. For purposes of this Agreement, “Disability” means, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than twelve (12) months, or receipt by Executive of income replacement benefits for a period of not less than three (3) months under an applicable disability benefit plan of the Company.

(c) Good Reason. For purposes of this Agreement, “Good Reason” means the occurrence of any of the following, without Executive’s express written consent:

(i) A significant reduction of Executive’s duties, position, or responsibilities, relative to Executive’s duties, position or responsibilities in effect immediately prior to such reduction, including (but not limited to) the Board’s failure to re-appoint Executive as CEO on an annual basis by the approval of at least two-thirds (2/3) of the directors then serving on the Board in accordance with the requirements set forth in the Amended and Restated By-laws of TD Ameritrade Holding Corporation;

(ii) A material reduction in the kind or level of employee benefits to which Executive is entitled immediately prior to such reduction with the result that Executive’s overall benefits package is significantly reduced. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and that reduces the level of employee benefits by a percentage reduction of 10% or less will not constitute Good Reason;

(iii) A reduction in Executive’s Base Salary or targeted Annual Bonus opportunity as in effect immediately prior to such reduction. Notwithstanding the foregoing, a one-time reduction that also is applied to substantially all other executive officers of the Company and which one-time reduction reduces the Base Salary, targeted Annual Bonus opportunity, or targeted annual Equity Award opportunity by a percentage reduction of 10% or less in the aggregate will not constitute Good Reason;

(iv) The relocation of Executive to a facility or location more than twenty-five (25) miles from his current place of employment; or

(v) The failure of the Company to obtain the assumption of the Agreement by a successor.

(d) Restricted Period. For purposes of this Agreement, “Restricted Period” will mean the period of time commencing on the date of the termination of Executive’s employment and continuing for two (2) years.

11. Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Articles of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.

12. Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.

13. Arbitration. The Parties agree that any and all disputes arising out of the terms of this Agreement, Executive’s employment by the Company, Executive’s service as an officer or director of the Company, or Executive’s compensation and benefits, their interpretation and any of the matters herein released, will be subject to binding arbitration in Jersey City, New Jersey before the American Arbitration Association under its National Rules for the Resolution of Employment Disputes, supplemented by the New Jersey Rules of Civil Procedure. The Parties agree that the prevailing party in any arbitration will be entitled to injunctive relief in any court of competent jurisdiction to enforce the arbitration award. THE PARTIES HEREBY AGREE TO WAIVE THEIR RIGHT TO HAVE ANY DISPUTE BETWEEN THEM RESOLVED IN A COURT OF LAW BY A JUDGE OR JURY. This paragraph will not prevent either party from seeking injunctive relief (or any other provisional remedy) from any court having jurisdiction over the Parties and the subject matter of their dispute relating to Executive’s obligations under this Agreement.

14. No Conflicts. Executive hereby represents and warrants to the Company that Executive is not party to any contract, understanding, agreement or policy, written or otherwise, that would be breached by Executive’s entering into, or performing services under, this Agreement. Executive further represents that he has disclosed to the Company in writing all threatened, pending, or actual claims that are unresolved and still outstanding as of the Effective Date, in each case, against Executive of which he is aware, if any, as a result of his employment with any previous entity for which Executive provided services or his membership on any boards of directors.

15. Acknowledgment. Executive acknowledges that he has had the opportunity to discuss this matter with and obtain advice from his private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.

16. Miscellaneous.

(a) Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally, (ii) one (1) day after being sent overnight by a well established commercial overnight service, or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:

Attn: Executive Vice President, Chief Human Resources Officer

TD Ameritrade Holding Corporation

200 South 108th Avenue

Omaha, NE 68154

If to Executive:

at the last residential address known by the Company.

(b) Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.

(c) Integration. This Agreement and the standard forms of Equity Award grant that describe Executive’s outstanding Equity Awards including the Amendment to Option Agreement entered into between the parties on November 9, 2009, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including but not limited to, the predecessor Agreement originally entered into as of June 5, 2007, as amended May 16, 2008, and December 19, 2012, and neither party will have any further obligations under such predecessor Agreement. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement.

(d) Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.

(e) Survival. The Company’s and Executive’s responsibilities under Sections 7, 8, 11, and 13 will survive the termination of this Agreement.

(f) Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.

(g) Governing Law. This Agreement will be governed by the laws of the State of New York without regard to its conflict of laws provisions.

(h) Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

o 0 o

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.

COMPANY: TD AMERITRADE HOLDING CORPORATION

By:	/s/ W. Edmund Clark	Date:	7/26/13
W. Edmund Clark Chairman of the H.R. and Compensation Committee of the Board of Directors

EXECUTIVE:

By:	/s/ Fredric J. Tomczyk	Date:	7/26/13
Fredric J. Tomczyk